SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
Preliminary Proxy Statement [x]
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

WILSHIRE ENTERPRISES, INC.
(Name of Registrant as Specified in Its Charter)

FULL VALUE PARTNERS L.P.
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required [x].

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials [].

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing [].

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PRELIMINARY COPY
PROXY STATEMENT OF FULL VALUE PARTNERS L.P. IN OPPOSITION TO A SOLICITATION BY THE BOARD OF DIRECTORS OF WILSHIRE ENTERPRISES, INC. (WILSHIRE) FOR FEBRUARY 26, 2009 ANNUAL MEETING OF SHAREHOLDERS

Full Value Partners L.P., a stockholder of Wilshire is sending this proxy statement and the enclosed GREEN proxy card to common stockholders of Wilshire of record as of January 23, 2009 (the Record Date). We are soliciting a proxy to vote your shares at Wilshires Annual Meeting of Shareholders scheduled for February 26, 2009 (the Meeting). Please refer to the board of directors proxy soliciting material for additional information concerning the Meeting and the matters to be considered by stockholders including the election of directors.

INTRODUCTION

The board has scheduled six matters for a vote at the Meeting: (1) the election of two Class I directors, (2) the ratification of J. H. Cohn as the auditor for 2008, (3) a proposal to restrict the boards ability to unilaterally adopt a poison pill, (4) our proposal to adopt a bylaw to increase the number of directors from seven to nine, (5) our proposal recommending that the board pursue a liquidity event, and (6) a proposal to elect the entire board annually.
We have withdrawn our proposal to adopt a bylaw to increase the number of directors from seven to nine. However, we believe that since no annual meeting was held in 2008 as required by Delaware law and Wilshires bylaws, both the Class I directors (whose terms should have expired in 2008) and the Class II directors (whose terms expire in 2009) should be elected at the meeting. Consequently, we intend to nominate four persons for election as directors and to seek judicial relief if management of Wilshire prevents us from presenting our Class II nominees. We believe we have provided Wilshire with legally sufficient notice of our intention to present our proposal recommending that the board pursue a liquidity event and our nominees and Wilshire has not advised us otherwise.

How Proxies Will Be Voted

If you return a GREEN proxy card to us or to our agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of our nominees, and FOR each proposal. If you return a GREEN proxy card, you will be granting the proxy holder(s) discretionary authority to vote on any other matters that may come before the Meeting including matters relating to the conduct of the Meeting.

Voting Requirements

The presence in person or by proxy of more than 50% of the outstanding shares constitutes a quorum. If a quorum is present, the nominees receiving the greatest number of votes cast for the seat(s) being contested will be elected as directors.
 All other proposals require the affirmative vote of a majority of the votes represented at the Meeting for approval. Abstentions and broker non-votes are not treated as votes cast and thus will have no effect on the approval of any matters presented for a vote. In aggregate, the participants control -----% of the outstanding shares.

Revocation of Proxies

You may revoke any proxy prior to its exercise by (i) giving us a written revocation of your proxy; (ii) giving us or the board a later dated proxy; or (iii) voting in person at the Meeting. (Attendance at the Meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the Meeting. Only your latest dated proxy will be counted.

BACKGROUND

In 2006 Wilshire announced that the board had authorized management to purse an aggressive exploration of opportunities to sell or merge our business.
On July 3, 2007, when Wilshires stock was trading at approximately $5.50, management announced: Initial Bids Are In! and informed shareholders that preliminary bids to acquire Wilshire Enterprises, Inc. have been received and that your Board is actively pursuing a transaction which will maximize shareholder value for all of our investors. Almost a year later, on June 16, 2008 Wilshire announced that it had entered into an agreement to merge with NWJ Companies, Inc. in a transaction that would yield only
$3.88 per share conditioned upon financing.  The shareholders approved
the NWJ merger on September 17, 2008.   On December 4, 2008, Wilshire
announced that the merger agreement with NWJ had been terminated due to a failure to meet the financing condition. On December 8, 2008, Wilshire announced that it had hired a new CEO and President and had appointed him to a newly created position on the board.
The company further disclosed that it had entered into a change of control agreement with this new executive suggesting that it had abandoned its effort to maximize shareholder value by selling the company.

Wilshires stock price is approximately $1.00. We believe Wilshire is too small to continue to absorb the costs of remaining a public company. Moreover, as a C corporation rather than a REIT, shareholders are subject to double taxation.
Consequently, we think pursuing a liquidity event is a superior alternative to growing the Company and we have so advised management.

PROPOSAL 1: ELECTION OF DIRECTORS

Since no annual meeting was held in 2008, as required by Delaware law and Wilshires bylaws, we believe that both the Class I directors
(whose terms should have expired in 2008) and the Class II directors
(whose terms expire in 2009) should be elected at the meeting. Consequently, we intend to nominate four persons for election as directors. Management may attempt to preclude us from presenting our nominees for Class II directors.
In that event, we intend to seek judicial relief. If any of our nominees are elected, there is no assurance that the other directors will remain on the board.
Please refer to Wilshires proxy soliciting material for additional information concerning the election of directors.

Our nominees for the Class I seats whose terms should have expired in 2008 are:

Andrew Dakos (born 1966); Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663 Mr. Dakos is a self-employed investment advisor and a principal of the general partner of six private investment partnerships in the Bulldog Investors group of funds. He has been a director of the Mexico Equity and Income Fund since 2001 and Brantley Capital Corporation since 2007.

Gerald Hellerman ( born 1937 ); 5431 NW 21st Avenue, Boca Raton, FL 33496 Mr. Hellerman is a director of MVC Acquisition Corp. and is a director and Chairman of the Audit Committee of MVC Capital, Inc. Mr. Hellerman owns and has served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, since the firms inception in 1993. He currently serves as a director, chief financial officer and chief compliance officer for The Mexico Equity and Income Fund, Inc. (NYSE: MXE), and is a manager and Chairman of the Audit Committee of the Old Mutual Absolute Return and Emerging Managers fund complex, which consists of six funds, a director of Brantley Capital Corporation and was a director and Chairman of the Audit Committee of AirNet Systems, Inc. until June 2008.

Our nominees for the Class II seats whose terms expire in 2009 are:

Phillip Goldstein (born 1945); Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663 Mr. Goldstein is an investment advisor and a principal of the general partner of six investment partnerships in the Bulldog Investors group of funds.
He has been a director of the Mexico Equity and Income Fund since 2000, Brantley Capital Corporation since 2001 and ASA Ltd since 2008.

Rajeev Das (born 1968); Park 80 West, Plaza Two, Suite 750, Saddle Brook,
NJ 07663 Mr. Das is a principal of the general partner of Opportunity Income Plus L.P., a private investment fund in the Bulldog Investors group of funds and Director of Mexico Equity and Income Fund, Inc. since 2001.
Messrs. Dakos, Goldstein and Das are principals of the general partner of one or more funds in the Bulldog Investors group of private investment funds (which includes Full Value Partners L.P.) which collectively own a total of -------------- shares. Each of our nominees has consented to be named in the proxy statement as a nominee and to serve as a director if elected. None of our nominees has any arrangement or understanding with any person with respect to any future employment by Wilshire nor do we know of any material conflicts of interest that would prevent any of them from acting in the best interest of Wilshire. If, prior to the meeting, any of the above nominees becomes unable to serve as a director, we may nominate a substitute.

Unless otherwise instructed, your proxy will be voted FOR each of the above nominees.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF J.H. COHN LLP AS AUDITOR FOR WILSHIRE FOR 2008

Unless otherwise instructed, your proxy will be voted FOR this proposal.

PROPOSAL 3: THAT THE CURRENT AND ANY FUTURE POISON PILL AND ANY RENEWAL OR MODIFICATION THEREOF BE SUBJECTED TO A SHAREHOLDER VOTE, AND THAT A SUNSET PROVISION ON A POISON PILL SHALL NOT BE A SUBSTITUTE FOR A
SHAREHOLDER VOTE.

Unless otherwise instructed, your proxy will be voted FOR this proposal.

PROPOSAL 4:  A PROPOSAL TO EXPAND THE SIZE OF THE BOARD

This was our proposal.  We withdrew it and it will not be presented for a vote.

PROPOSAL 5:  IT IS RECOMMENDED THAT THE BOARD PURSUE A LIQUIDITY EVENT

Reason for the proposal: We believe Wilshire is too small to continue to absorb the costs of remaining a public company. Moreover, as a C corporation rather than a REIT, shareholders are subject to double taxation. In sum, we think pursuing a bird in the hand liquidity event, e.g., a sale or a liquidation of Wilshire or a merger into a larger company is superior to pursuing a risky growth strategy which could result in bankruptcy.

This proposal is only a recommendation and will not automatically result in a transaction. If adopted, the board will determine whether and in what manner to implement it.

Unless otherwise instructed, your proxy will be voted FOR this proposal.

PROPOSAL 6: A PROPOSAL TO ELECT THE ENTIRE BOARD ANNUALLY

Unless otherwise instructed, your proxy will be voted FOR this proposal.

PARTICIPANTS

Full Value Partners L.P. is the soliciting stockholder. Full Value Partners L.P. which owns ------ shares of Wilshire, is a fund in the Bulldog Investors group of private investment funds. Phillip Goldstein, who owns ------- shares jointly with his wife, Andrew Dakos, and Rajeev Das are principals of one or more funds in the Bulldog Investors group of funds. The address of each of the aforementioned persons and entities is Park 80 West, Plaza Two, Suite750,
Saddle Brook, NJ 07663.   Other clients advised by Mr. Goldstein and Mr. Dakos
own a total of ----------- shares of WOC. All of the shares owned by the aforementioned persons and entities were acquired since August, 2005.
The aggregate number of shares they have purchased since then is ----------- and the aggregate number of shares they have sold is ---------------.
The staff of the SEC deems each person and entity named in this paragraph including each fund in the Bulldog Investors group of private investment funds to be a participant in this solicitation regardless of such person or entitys level of involvement in the solicitation. We believe the SECs definition of participant is inherently misleading. The Bulldog Investors group of private investment funds including Full Value Partners L.P., Messrs. Goldstein, Dakos and Das are actively engaged in this solicitation. Messrs. Hellerman and Samuels are nominees whose role is limited to providing us with their biographical information.

UNRELATED LITIGATION
On January 31, 2007, the Acting Director of the Securities Division of the Massachusetts Secretary of State (the Secretary) filed a complaint against Opportunity Partners L.P. and certain related parties (the Bulldog Parties) alleging that they violated Massachusetts law by making information about certain unregistered securities available on the Bulldog Investors website and by providing information about such investments to an individual who requested it without first determining that the individual was eligible to invest in such securities. On October 17, 2007, the Secretary issued a cease and desist order and imposed a fine of $25,000 on the Bulldog Parties which the Bulldog Parties have appealed in Massachusetts Superior Court. That appeal is pending.

On March 23, 2007, the Bulldog Parties filed a lawsuit in Massachusetts Superior Court to enjoin the aforementioned enforcement action on several grounds including that it violates the Bulldog Parties right of free speech. On March 25, 2008, the Bulldog Parties filed an amended complaint in Massachusetts Superior Court to include a claim that the Secretary does not have personal jurisdiction over them. A final judgment in that case has not been reached.

THE SOLICITATION

We intend to solicit proxies via mail, telephone and via the internet. Persons affiliated with or employed by us or our affiliates may assist us in the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of common shares for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we will bear all of the expenses related to this proxy solicitation. Because we believe that Wilshires shareholders will benefit from this solicitation, we intend to seek reimbursement of our expenses from WOC. Shareholders will not be asked to vote on the reimbursement of our solicitation expenses which we estimate will be $----------. Our expenses thus far have been ---------. There is no arrangement or understanding involving us or any of our affiliates relating to future employment by or any future transaction with WOC or any of its affiliates.

DATED: January 27, 2009












PRELIMINARY PROXY CARD

Proxy Solicited by Full Value Partners L.P. in Opposition to the
Board of Directors of Wilshire Enterprises, Inc. For the Annual
Meeting of Shareholders

I (we) hereby appoint Andrew Dakos and Phillip Goldstein and each of them, as my (our) proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Wilshire Enterprises, Inc. on February 26, 2009 (the Meeting), and any adjourned or postponed Meeting, and to vote on all matters that come before the Meeting the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

Mark votes by placing an x in the appropriate [  ].

1. ELECTION OF UP TO FOUR DIRECTORS

[ ] FOR ANDREW DAKOS 			 	 [ ] WITHHOLD AUTHORITY

[ ] FOR GERALD HELLERMAN			 [ ] WITHHOLD AUTHORITY

[ ] FOR PHILLIP GOLDTEIN		 	 [ ] WITHHOLD AUTHORITY

[ ] FOR RAJEEV DAS				 [ ] WITHHOLD AUTHORITY

2. RATIFICATION OF THE APPOINTMENT OF J.H. COHN LLP AS AUDITORS FOR 2008

   FOR [   ]         	AGAINST [   ]     		ABSTAIN [   ]

3. A PROPOSAL TO RESTRICT THE BOARDS ABILITY TO ADOPT A POISON PILL

   FOR [   ]            AGAINST [   ]     		ABSTAIN [   ]

5. A RECOMMENDATION TO PURSUE A LIQUIDITY EVENT

  FOR [   ]      	AGAINST [   ]     	        ABSTAIN [   ]

6. A PROPOSAL TO ELECT THE ENTIRE BOARD ANNUALLY

FOR [   ]     	      	AGAINST [   ]     		ABSTAIN [   ]

Please sign and date below.  Your shares will be voted as directed.
If no direction is made, this proxy will be voted FOR the election of each nominee named above and FOR each Proposal. The undersigned hereby acknowledges receipt of the proxy statement dated January 27, 2009 of Full Value Partners L.P. and revokes any proxy previously executed.


SIGNATURE(S) ___________________________________     Dated: _______________